AMENDMENT NO. 1

                                       TO

                             STOCK OPTION AGREEMENT


         THIS AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT (this "Amendment No. 1") is dated as of November __, 1996, by and among AmeriKing, Inc., a Delaware corporation (the "Company"), Donald Stahurski ("Stahurski") and Scott Vasatka ("Vasatka").

                               W I T N E S E T H:

         WHEREAS, the Company and Stahurski entered into a Stock Option Agreement, dated as of September 1, 1994 (the "Stahurski Option Agreement");

         WHEREAS, the Company and Vasatka entered into a Stock Option Agreement, dated as of September 1, 1994 (the "Vasatka Option Agreement"); and

         WHEREAS, pursuant to the terms of a Recapitalization Agreement, of even date herewith, by and among the Company and the stockholders of the Company who appear on the signature pages thereto, (i) the existing classes of common stock have been reclassified and (ii) the shares of reclassified common stock are being split 1,000-to-1; and

         WHEREAS, the Company acknowledges it will benefit and desires to amend each of the Stahurski Option Agreement and the Vasatka Option Agreement in accordance with the provisions of this Amendment No. 1.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereto as follows:

                                A G R E M E N T:

         SECTION 1. Amendment. Effective as of the date hereof, Section A. of each of the Stahurski Option Agreement and the Vasatka Option Agreement shall be deleted in their entirety and replaced with the following:





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              A. Award of Options. The Company hereby awards to the Grantee an option (the "Option") to purchase a total of 5,620 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"). The price at which a share of Common Stock may be purchased pursuant to the exercise of the Option (the "Option Price") shall be $.10 per share.

         SECTION 2. Effect of this Amendment No. 1 on the Other Terms of the Management Consulting Agreement. Except as expressly amended and modified herein, all other terms of each of the Stahurski Option Agreement and the Vasatka Option Agreement shall remain in full force and effect as originally made and entered into by the parties thereto.

         SECTION 3. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware (excluding provisions relating to choice of law).

         SECTION 4. Necessary Documents. The parties hereto agree to execute or cause to be executed at any time, any and all other documents or instruments necessary to carry out the terms of this Agreement.

         SECTION 5. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and all signatures need not appear on any one counterpart.

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         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.


                                                AMERIKING, INC.


                                       By:
                                          ------------------------------
                                          Name:  A. Richard Caputo, Jr.
                                          Title:   Vice President



                                          ------------------------------
                                          Name:  Donald Stahurski



                                          ------------------------------
                                          Name:  Scott Vasatka


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